EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

CYCLONE URANIUM CORPORATION

ARTICLE I

Name

The name of the Corporation is Cyclone Uranium Corporation.

ARTICLE II

Duration

            The duration of the Corporation is perpetual.

ARTICLE III

Purposes

            The purposes for which this Corporation is organized are:

            Section 1.         To engage in the business of mining and mineral exploration, and to that end to own, acquire, improve, develop, sell, lease, and convey lands or mineral claims or any right, title, or interest therein; and to search, explore, prospect, or drill for, and exploit ores and minerals therein or thereupon.

            Section 2.         To purchase or otherwise acquire, own, mortgage, sell, manufacture, assign, and transfer, or otherwise dispose of, invest, trade, deal in and with real and personal property, of every kind, class, and description.

            Section 3.         To issue promissory notes, bonds, debentures, and other evidences of indebtedness in the furtherance of any of the stated purposes of the Corporation.

            Section 4.         To enter into or execute contracts of any kind and character, sealed or unsealed, with individuals, firms, associations, corporations (private, public, or municipal), political subdivisions of the United States or with the Government of the United States.

            Section 5.         To acquire and develop any interest in patents, trademarks, and copyrights connected with the business of the corporation.

            Section 6.         To borrow money, without limitation, and give a lien on any of its property as security for any borrowing.

            Section 7.         To acquire by purchase, exchange, or otherwise, all, or any part of, or any interest in, the properties, assets, business and goodwill of any one or more persons, firms, associations, or corporations either within or out of the State of Nevada heretofore or hereafter engaged in any business for which a corporation may now or hereafter be organized under the laws of the State of Nevada; pay for the same in cash, property, or the Corporation’s own or other securities; hold, operate, reorganize, liquidate, sell, or in any manner dispose of the whole or any part thereof; and in connection therewith, assume or guaranty performance of any liabilities, obligations, or contracts of such persons, firms, associations or corporations, and to conduct the whole or any part of any business thus acquired.

            Section 8.         To purchase, receive, take, acquire, or otherwise acquire, own and hold, sell, lend, exchange, reissue, transfer or otherwise dispose of, pledge, use, cancel, and otherwise deal in and with the Corporation’s shares and its other securities from time to time to the extent, in the manner and upon terms determined by the Board of Directors; provided that the Corporation shall not use its funds or property for the purchase of its own shares of capital stock when its capital is impaired or when the purchase would cause any impairment of the Corporation’s capital, except to the extent permitted by law.

            Section 9.         To reorganize, as an incorporator, or cause to be organized under the laws of any State of the United States of America, or of any commonwealth, territory, agency,  or instrumentality of the United States of America, or of any foreign country, a corporation or corporations for the purpose of conducting and promoting any business or purpose for which corporations may be organized, and to dissolve, wind up, liquidate, merge, or consolidate any such corporation or corporations or to cause the same to be dissolved, wound up, liquidated, merged, or consolidated.

            Section 10.       To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any of the objects herein enumerated, or which shall at any time appear conducive to or expedient for the protection or benefit of the Corporation.

            Section 11.       To engage in any lawful business or activity which may be conducted under the laws of the State of Nevada or any other state or nation wherein this Corporation shall be authorized to transact business.

ARTICLE IV

Capitalization

            Section 1.         The total number of shares of all classes which the Corporation has authority to issue is 600,000,000, all of which shall be Common Stock, par value $.001 per share.

            Section 2.         Cumulative voting shall not be allowed in the election of Directors or for any other purpose.

            Section 3.         No holder of any shares of Common Stock of the Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing such rights or options to subscribe for, purchase, or otherwise acquire such shares.

            Section 4.         All shares, Common and Preferred, after the amount fixed by the Board of Directors has been paid, shall be subject to no further assessment to pay the debts of the Corporation and no stock issued as fully paid-up shall ever be assessable or assessed, and these Articles of Incorporation shall not and cannot be amended, regardless of the vote therefor, so as to amend, modify or rescind this Section 4 of Article IV.

ARTICLE V

Principal Office

            The address of the principal office of the Corporation is 7253 Mira Vista, Las Vegas, Nevada 89120. The Corporation may maintain such other offices, either within or out of the State of Nevada, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE VI

Directors

            The Corporation shall be governed by a Board of Directors and shall have not less than three (3) nor more than seven (7) directors as determined, from time to time, by the Board of Directors; provided, however, that if the Corporation shall at any time have fewer than three (3) shareholders, the Board of Directors may consist of fewer than three (3) directors, but in no event fewer than the total number of such shareholders. The original Board of Directors shall be comprised of one (1) person.  The name and address of the person  who  is  to  serve  as  director  until  the  first  annual  meeting  of shareholders and until his successor is elected and shall qualify is as follows:

Carl E. Lovell, Jr.

72S3 Htra Vtata

Las Vegas, Nevada 89120

ARTICLE VII

Indemnification

            Section 1.         No officer or director of this Corporation shall have any personal liability to the Corporation or to the stockholders of this Corporation for any damages, loss, or claim for breach of a fiduciary duty as an officer or director, except any liability, damage, loss, or claim for: (1) Acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (2) The payment of dividends in violation of N.R.S. 78.300.

            Section 2.         Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceedings, whether civil, criminal, administrative, or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability, and loss, including attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

            Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by law of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against all liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

            Whether or not provided by the Bylaws, the indemnification provisions above provided shall include, but not be limited to, reimbursement of all fees, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred, in connection with the defense or settlement of any action or suit.

            Section 3.         The Board of Directors may from time to time provide in the Bylaws or by resolution such other provisions for indemnification of the officers, directors, agents and other persons of the Corporation to the full extent permitted by the laws of the State of Nevada.